Exhibit 5.2

Goodwin Procter LLP 601 Marshall St. Redwood City, CA 94063 goodwinlaw.com +1 650 752 3100

March 28, 2025

Nektar Therapeutics

455 Mission Bay Boulevard South

San Francisco, California 94158

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on March 28, 2025 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Nektar Therapeutics, a Delaware corporation (the “Company”) of up to $300,000,000 of any combination of securities of the types specified therein. Reference is made to our opinion letter dated March 28, 2025 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) contained in the Registration Statement. The Prospectus Supplement relates to the offering by the Company of up to $75,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) covered by the Registration Statement. The Shares are being offered and sold by the sales agents named in, and pursuant to, the sales agreement among the Company and such sales agents.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors (or a duly authorized committee of the board of directors) of the issuance of the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and its incorporation by reference and the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP